Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                                  Press Release

For Immediate Release

Numerex Revises Full Year 2012 and Fourth Quarter Financial Results

Non-Cash Charge Does Not Affect Previously Reported Revenues or Operating Earnings

ATLANTA, GA April 2, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced revised financial results for its fourth quarter and full year ended December 31, 2012. The adjustment does not affect prior reporting periods or require an accounting restatement.

This revision is a one-time, non-cash adjustment of $338,000, after tax, and has no impact on the Company’s operations and does not affect either historical Operating Earnings or any expectations of future performance. The Company re-iterates 2013 guidance of subscription base growth in the range of 27% to 32% which is expected to deliver an 18% to 23% growth rate in subscription-based recurring revenue.

Adjusted Earnings before Interest, Tax, Depreciation, Amortization, stock compensation and non-recurring charges (Adjusted EBITDA) following the revision, remains unchanged at $2.3 million for the quarter ended December 31, 2012 and $8.0 for the full year, 2012, compared to $2.0 million in the quarter ended December 31, 2011 and $6.7 million for 2011. A reconciliation of GAAP to these non-GAAP results follows:
Reconciliation of Non-GAAP Results
	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
	As Previously Reported	Revised	As Previously Reported	Revised
	(unaudited)		(unaudited)

Net income	$948	$610	$7,503	$7,165
Depreciation and amortization	956	956	3,370	3,370
Net Interest Expense & Other	118	118	322	322
One time Financing Fees	-	513	-	513
Income tax	(94)	(269)	(4,634)	(4,809)
EBITDA	$1,928	$1,928	$6,561	$6,561
Non-cash compensation	305	305	1,388	1,388
One time Acquisition Costs	90	90	100	100
Adjusted EBITDA	$2,323	$2,323	$8,049	$8,049

With regard to the revision, the Company wrote off $0.5 million that it paid to a financing company to renew an outstanding lease after it had determined that this payment was more appropriately classified as a charge to earnings rather than an asset. Therefore, during the fourth quarter of 2012, the Company was required to increase Other Non-Operating Expenses by $0.5 million with an offsetting tax benefit of $0.2 million.

As a result of this revision, net income for the full year 2012, was $7.2 million compared to previously reported net income of $7.5 million. For the fourth quarter of 2012, net income was $0.6 million compared to net income of $0.9 million as previously reported.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues; the risks that a substantial portion of our revenues are derived from contracts that may be terminated at any time; the risks that our strategic suppliers materially change or disrupt flow of products and/or services; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new machine-to-machine (M2M) products and services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships and/or wireless network operators will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth in our data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

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